EXHIBIT 4.1

[ABITIBI CONSOLIDATED LOGO]

ABITIBI-CONSOLIDATED INC. STOCK OPTION PLAN

Grant of Options

(a) The Board of Directors of Abitibi-Consolidated Inc. (the Company) may from time to time, in its discretion, grant to key executive and management personnel of the Company and of its subsidiaries (including officers, but excluding Directors who are not salaried officers or employees) (the Eligible Employees) the right to purchase from treasury, common shares in the capital stock of the Company (Shares) or to receive Shares from treasury pursuant to the terms of the Abitibi-Consolidated Inc. Stock Option Plan (the Plan) or any other benefit or incentive plan of the Company established after the amalgamation of the Company on May 30, 1997. No option shall be granted unless recommended by the Human Resources and Compensation Committee, or such other committee or committees as may be authorized by the Board of Directors for the purpose hereof (the Committee). The Board of Directors may reserve Shares for issuance under the Plan, provided that the maximum number of Shares that may be issued under the Plan shall not exceed twelve million Shares (the Specified Maximum) subject to adjustment as provided pursuant to paragraph (j) hereof. Shares underlying options which for any reason have been cancelled, terminated or otherwise expired unexercised in accordance with the terms of the Plan, shall be available for issuance under the Specified Maximum. The aggregate number of Shares reserved for issuance which may be issued to any one person under the Plan including any other employee stock option plan or options for services shall be 5% of all issued voting shares of the Company (on a non-diluted basis) less the aggregate number of voting shares of the Company reserved for issuance to such person under any other employee stock option plan or options for services (or the lesser of such other percentages as may from time to time be prescribed by the stock exchanges on which the voting shares of the Company are then listed).

Option Price

(b) The purchase price per Share, upon the exercise of each option, shall be the price fixed for such option by the Committee, but such price shall not be less than the Market Price of the Shares on the date the option is granted. For the purposes of the Plan, Market Price shall be deemed to be the average of the highest and lowest Share price as reported for the five business days immediately preceding the granting of the option on the principal Canadian exchange on which the Shares were traded.


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Expiry of Options

(c) Subject to paragraph (f), each option, unless sooner terminated, shall expire on a date to be fixed by the Board of Directors, on the recommendation of the Committee, which date shall be not later than ten years from the date the option is granted. The instrument evidencing each option shall be signed by the Company and notice thereof shall be sent to the employee.

Options not Assignable

(d) Each option shall be exercised solely by the employee to whom it was granted except as hereinafter provided in the case of the employee's death. During the lifetime of the employee, the option and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by him in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

Service of Employee

(e) The Shares, or any part thereof, in respect of which each option is granted shall become available for purchase only after the employee has remained in the continuous employment of the Company for such period or periods from the date on which the option is granted as may be specified by the Committee granting such option. Whether authorized leave of absence or absence on military or government service shall or shall not constitute termination of employment or an interruption of continuous employment for the purposes of the Plan, shall be determined by the Board of Directors on the recommendation of the Committee. The transfer of an employee from the Company to a subsidiary or from a subsidiary to the Company or another subsidiary shall not constitute a termination of employment or an interruption of continuous employment for the purposes of the Plan. For the purposes of the Plan, employment shall mean full-time employment with the Company and/or one or more of its subsidiaries and the employment of any employee shall be deemed to have terminated when such employee is no longer a full-time employee of the Company and/or one or more of its subsidiaries.

Exercise of Option

(f) Shares which became purchasable in accordance with paragraph (e) hereof shall thereafter continue to be available for purchase by the employee until the expiration or other termination of the option. Receipt by the Secretary of the Company of written notice from the employee to whom any option has been granted specifying the number of Shares to be purchased, accompanied by payment of the aggregate exercise price for such Shares, (or, where the employee elects the market growth alternative provided for in paragraph (g) hereof, by payment of the price specified therein) shall constitute exercise of the option as to such Shares up to but not in excess of the number of Shares then available for purchase. Any exercise of an option shall be in accordance with all applicable law and no option shall be exercised during any period in which such exercise

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      would not be in accordance with applicable law (the Prohibited
      Period). Notwithstanding the provisions of paragraph (c), any options which would otherwise expire during the Prohibited Period shall be deemed not to expire and shall be extended for a period of five business days following the Prohibited Period; provided that in no event shall any option be exercisable after 10 years following the date that the option was granted.

Market Growth Alternative

(g) The number of Shares to be issued to the employee pursuant to the market growth alternative shall be determined by multiplying the number of Shares with respect to which the employee has elected to exercise his option by a fraction, the numerator of which is the amount, if any, by which the Market Price at that time exceeds the exercise price and the denominator of which is the said Market Price, and rounding the result to the next lower whole Share. The subscription price for the Shares in respect of which the employee has elected the market growth alternative shall be satisfied by the payment by the employee to the Company of 1 cent per share and the release by the employee of the Company's obligation to issue the larger number of Shares specified by the employee in the notice referred to in paragraph (f) hereof and after such payment and release the Shares issued as provided for above shall be deemed to have been paid for in full. If such option is exercised pursuant to the market growth alternative the employee shall be deemed, for the purpose of calculating the remaining number of Shares subject to option, to have exercised his option in respect of the number of Shares specified in the notice referred to in paragraph (f) hereof, notwithstanding that he may in fact receive a lesser number of Shares pursuant to the market growth alternative.

Termination of Employment

(h) Unless otherwise determined by the Committee, if the employment of any employee shall be terminated so that he is no longer employed either by the Company or by any subsidiary, his option shall terminate, except (subject to paragraph (c) hereof) that:

      (i) if the employment of such employee shall terminate by reason of his death while in the employment of the Company or of a subsidiary, then such option shall be exercisable by his personal representatives with respect to the number of Shares that the employee had the right to purchase at the time of such termination, but only within five years after the date of his death;

      (ii) if the employment of such employee shall terminate by reason of his retirement or for any other reason approved by the Company, then such option shall be exercisable by the employee but only within five years after such termination (or, in the case of the death of such employee within five years after such termination, then by his personal representatives with respect to the number of Shares that

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            the employee had the right to purchase at the time of his death, within five years after the date of his death);

      (iii) if the employment of such employee shall be terminated for cause, then such option shall forthwith become void and non-exercisable;

      (iv) if the employment of such employee shall be terminated without cause, at the Company's initiative, then such option shall be exercisable by the employee with respect to the number of Shares that he had a right to purchase at the time of such termination, but only within five years after such termination (or, in the case of the death of such employee within five years after such termination, then by his personal representatives within three years after the date of his death);

      (v) if the employment of such employee shall terminate for any reason other than those referred to in subparagraphs (i), (ii), (iii) and
            (iv), then such option shall be exercisable by the employee with respect to the number of Shares that he had the right to purchase at the time of such termination, but only within three months after such termination (or, in the case of the death of such employee within three months after such termination, then by his personal representatives within one year after the date of his death);

      provided that in no event shall any option be exercisable after the date fixed in such option for its expiration.

Payment for Shares

(i) Shares shall be issued immediately after the payment in full of the exercise price of the option in accordance with paragraphs (f) and (g) of the Plan. No employee shall have any of the rights of a shareholder in respect of the Shares subject to an option until such Shares have been paid for in full and issued to him upon the exercise of such option.

Stock Dividend/Stock Split/Stock Consolidation

(j) In the event of any change in the outstanding Shares by reason of any stock dividend (other than an issue of Shares to shareholders pursuant to their election to receive dividends in the form of Shares in lieu of cash dividends declared payable in the ordinary course by the Company), stock split or consolidation, recapitalization, amalgamation, merger, combination or exchange of shares or other corporate change the Board shall make such appropriate substitution or adjustment in: (i) the number or kind of shares or other securities reserved for issuance pursuant to the Plan; and (ii) the number and kind of shares subject to unexercised options theretofore granted and the option price of such shares, provided, however, that no substitution or adjustment shall obligate the Company to issue or sell fractional shares. In the event of the reorganization of the Company or the amalgamation merger or combination of the Company with another corporation, the Board


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      may make appropriate provision for the continuance of outstanding rights under the Plan. Notwithstanding the foregoing, the purchase price payable upon the exercise of an option in accordance with the market growth alternative shall remain at 1 cent per Share.

Amendment or Termination of Plan

(k) Subject to the prior approval of the relevant stock exchanges, the Board of Directors may amend, suspend or terminate the Plan at any time, provided, however, that no amendment shall be made without shareholder approval which shall increase the maximum number of Shares that may be issued under the Plan, change the manner of determining the minimum option price or extend the option period under any option beyond ten years. No such amendment, suspension or termination shall alter or impair any right theretofore granted to any employee without the consent of such employee. Subject to approval of the relevant stock exchange and with the consent of an employee affected thereby, the Board of Directors may amend or modify any outstanding option in any manner to the extent that the Board of Directors would have had the authority to initially grant such option as so modified or amended, including without limitation, to change the date or dates as of which an option becomes exercisable.

Interpretation

(l) Within the foregoing limitations, the Board of Directors shall provide for the grant and exercise of options on such terms (which may vary as between options) as it shall determine. All decisions and interpretations made by the Board of Directors or the Committee shall be binding and conclusive on the Company and on all employees eligible to participate in the Plan.

Provisional Grant of Options

(m) The Company may grant options to Eligible Employees at any time; provided, however, that no such option may be exercised until the next business day following the date on which the shareholders of the Company have approved the Plan. If the shareholders do not approve the Plan, the Plan shall be deemed to be wound-up and all options granted pursuant to the Plan shall be deemed void and non-exercisable.